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NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:    Mason N. Carter, Chairman & CEO
            973-575-1300, ext. 1202
            mnc@merrimacind.com

        DUPONT EXECUTIVE APPOINTED TO MERRIMAC BOARD OF DIRECTORS

WEST CALDWELL, N.J., MARCH 5, 2002: Merrimac Industries, Inc. (AMEX: MRM) today announced the appointment of David B. Miller to its Board of Directors. David B. Miller is Vice President and General Manager of DuPont Electronic Technologies.

Mr. Miller has responsibility for High Performance Materials, Microcircuit Materials, Printed Circuit Materials, HD Microsystems, DuPont Air Products NanoMaterials, and various other electronic material initiatives.

Mr. Miller began his career with DuPont in 1981 at the Savannah River Plant, Aiken, S.C., where he held several positions in engineering and manufacturing. He then moved into the DuPont Electronic Materials business where he held assignments in marketing and business management, including managing director of the Asia Pacific Region. He and his family lived in Tokyo, Japan, for several years during this assignment. Upon his return from Tokyo, Mr. Miller became a director in DuPont Investor Relations. Mr. Miller assumed his present position in January 2001.

Dave is a Board member of DuPont Air Products Nanomaterials Joint Venture, which is focused on CMP (chemical mechanical planarization) materials. He is also on the Board of Directors of HD Microsystems, a joint venture with Hitachi Chemical that develops, manufactures, and markets liquid polyamides and other materials to the semiconductor industry.

Chairman and CEO Mason N. Carter commented, "Dave Miller is the driving force and Business Unit Leader of DuPont Electronic Technologies. Dave's broad experience in a variety of electronic industries combined with his astute business acumen complements the extensive expertise of the Merrimac Board. His business relationships and perspective with this recognized world leader in rigid, flexible, ceramic and organic materials and processes for electronic circuits will be invaluable."

Carter added, "It is with great pleasure that we welcome Dave to our Board and we look forward to his insights and guidance. His appointment enhances a Board of Directors that provides our Company with broad expertise and commitment to Merrimac shareholders. His appointment brings the number of our Board Members to a total of eight."



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ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(TM) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., with locations in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, have approximately 250 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix, Multi-Mix PICO, MMFM and Total Integrated Packaging Solutions are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

Note: Merrimac news releases are also available on the Internet at: http://www.prnewswire.com.